EXHIBIT 99.2

NEWS RELEASE

To:	Daily Papers, Trade Press	For:	Immediate	Company Contacts:
	Financial and Security Analysts		Release	Financial: Media:	John Carrara James Bartlett	713-624-9548 713-624-9354
	Burlington Resources Web site: www.br-inc.com					BR0514

BURLINGTON RESOURCES REPORTS RECORD
QUARTERLY EARNINGS

Houston, Texas, April 28, 2005 — Burlington Resources Inc. (NYSE: BR) today reported record estimated quarterly earnings of $471 million, or $1.21 per diluted share, during the first quarter of 2005, a 33 percent increase over the $354 million, or $0.89 per diluted share on a post-stock-split basis, earned during the first quarter of 2004. The increase was primarily attributable to higher commodity prices. Total production was stable at 2,846 million cubic feet of natural gas equivalent per day (MMcfed), compared to 2,849 MMcfed during the prior year’s quarter.

Net cash provided by operating activities increased to $819 million from $742 million during the prior year’s quarter. Discretionary cash flow(1) increased to $946 million, also a quarterly record, from $812 million during the prior year’s quarter. The quarter’s financial highlights included annualized return on capital employed(1) of 23.5 percent, another quarterly record.

Burlington met volume expectations, as North American production for the quarter increased 3 percent from the first quarter of 2004. Higher oil volumes in the East Lookout Butte, Cedar Hills South and Bakken programs in the Williston Basin and higher natural gas volumes from the Madden Field in Wyoming and the new Savell Field in the Bossier Trend in East Texas overcame the impact of weather-related shutdowns in the San Juan Basin. In Canada, production was strong and a successful winter drilling program was conducted despite an early onset of warm weather. Repairs continue on the Rivers natural gas processing plant in the U.K., and Burlington is auditing the design of certain components and addressing construction and operational issues that occurred during commissioning and start-up. Subsequent to the quarter, Burlington sanctioned future development of new offshore natural gas fields in Egypt as well as expansion of oil producing and processing facilities in Algeria, both pending full governmental approvals.

“Burlington delivered outstanding financial performance while our large asset base enabled us to meet production expectations during a highly active quarter,” said Bobby S. Shackouls, chairman, president and chief executive officer. “We also met expectations on costs. While the entire industry faces increasing cost pressures, we have some natural advantages and remain focused on conducting our programs efficiently and effectively. At the same time, we are making progress on several projects that we expect to contribute to future growth.”

Expenditures on common stock repurchases more than doubled to $186 million during the quarter, as Burlington repurchased 4 million shares at an average cost of $46.60 per share, compared to the $90 million spent on repurchases during the first quarter of 2004. With these repurchases, the number of shares outstanding decreased to approximately 385 million as of March 31, 2005, from 388 million at year-end 2004. Approximately $766 million remained in the current share repurchase authorization at the end of the quarter. Cash and cash equivalents on the company’s balance sheet were essentially unchanged from year-end 2004.

Natural gas production during the first quarter was 1,896 million cubic feet per day (MMcfd), compared to 1,953 MMcfd during the prior year’s quarter. Natural gas liquids (NGLs) production increased 2 percent to 68.4 thousand barrels per day (Mbd), from 66.9 Mbd during the prior year’s quarter. Crude oil production increased 9 percent to 89.9 Mbd, from 82.4 Mbd during the prior year’s quarter.

The company benefited from higher commodity prices during the quarter, with price realizations for natural gas of $5.90 per Mcf, compared to $5.31 per Mcf during the same quarter in 2004. Price realizations for NGLs were $28.40 per barrel, compared to $22.08 per barrel during the prior year’s quarter. Crude oil price realizations were $47.57 per barrel, compared to $29.57 per barrel during the prior year’s quarter.

2005 Outlook

Production — Burlington’s production guidance for 2005 is unchanged, with total production of 2,800 to 3,000 MMcfed expected. This range assumes no significant volumes from the Rivers facility.

	2nd-Quarter 2005			Full-Year 2005
	Estimate			Estimate
Gas (MMcfd)
U.S.	950	-	990	950	-	995
Canada	785	-	820	785	-	825
International	120	-	150	155	-	185

Total	1,855	-	1,960	1,890	-	2,005
Natural Gas Liquids (Mbd)
U.S.	42.0	-	44.5	42.0	-	45.0
Canada	23.5	-	25.5	24.0	-	26.0
International	0.0	-	0.0	0.0	-	0.0

Total	65.5	-	70.0	66.0	-	71.0
Crude Oil (Mbd)
U.S.	44.0	-	47.0	46.0	-	49.0
Canada	5.0	-	6.0	5.0	-	6.0
International	34.5	-	39.0	35.0	-	39.5
Total	83.5	-	92.0	86.0	-	94.5

Total Equiv. Prod. (MMcfed)	2,750	-	2,930	2,800	-	3,000

North American Natural Gas Hedges — As of March 31, 2005, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price.

	2nd-Q. 2005	3rd-Q. 2005	4th-Q. 2005
Costless collar volumes	388 MMcfd	388 MMcfd	385 MMcfd
Floor price	$6.05/Mcf	$6.05/Mcf	$6.21/Mcf
Ceiling price	$7.63/Mcf	$7.63/Mcf	$7.90/Mcf
Sell swap	39 MMcfd	21 MMcfd	9 MMcfd
Sales price	$3.87/Mcf	$3.84/Mcf	$3.76/Mcf

Additional information on North American natural gas hedging subsequent to the fourth quarter of 2005, natural gas hedging in the U.K. and crude oil hedging, is available on Burlington’s Web site at www.br-inc.com/docs/hedge.pdf.

Other 2005 Financial Parameters — Estimated expenses for the second quarter and full year are:

	2nd-Q. 2005	Full-Year 2005
Operating costs	$0.64 to $0.67/Mcfe	$0.60 to $0.64/Mcfe
Administrative costs	$0.17 to $0.20/Mcfe	$0.16 to $0.19/Mcfe
Transportation expenses	$0.48 to $0.52/Mcfe	$0.47 to $0.51/Mcfe
Depreciation, depletion & amortization	$1.25 to $1.30/Mcfe	$1.25 to $1.35/Mcfe
Interest expense	$68 MM to $72 MM	$270 MM to $290 MM
Exploration costs	$65 MM to $85 MM	$275 MM to $300 MM

In addition, Burlington anticipates an effective income tax rate of 34 to 38 percent for the full year of 2005. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.

A financial statement, as well as statistics and non-GAAP (generally accepted accounting principles) reconciliation tables, accompany this release.

Burlington will webcast a conference call to discuss its first-quarter earnings and results, as well as future operations, on Friday, April 29 at 8 a.m. Central time. All materials and information related to the conference call, this press release and a package of financial and statistical information may be accessed from the Burlington Resources Web site home page (www.br-inc.com) by selecting the link entitled “1st Qtr 2005 Conference Call Info” and then selecting the resource desired.

Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1)	See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow, return on capital employed and net debt to total capitalization, as well as statements of why management believes these measures are useful information for investors.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Discretionary Cash Flow
($ in Millions)

Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

	First Quarter
	2005	2004
Net Cash Provided by Operating Activities	$819	$742
Adjustments:
Working Capital	125	63
Changes in Other Assets and Liabilities	2	7

Discretionary Cash Flow	$946	$812

(a) GAAP — Generally Accepted Accounting Principles

Management believes that the Non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company’s ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Net Debt to Total Capital Ratio
($ in Millions)

Below is a reconciliation of total debt to total capital ratio to net debt to total capital ratio.

	March 31,	December 31,
	2005	2004
Total Debt	$3,888	$3,889
Stockholders’ Equity	7,169	7,011

Total Capital	$11,057	$10,900

Total Debt	$3,888	$3,889
Adjustment:
Less: Cash and Cash Equivalents	2,227	2,179

Net Debt	$1,661	$1,710

Net Debt	$1,661	$1,710
Stockholders’ Equity	7,169	7,011

Total Adjusted Capital	$8,830	$8,721

Total Debt to Total Capital Ratio	35%	36%
Adjustment:
Less: Impact of Cash and Cash Equivalents	16%	16%

Net Debt to Total Capital Ratio	19%	20%

(a) GAAP — Generally Accepted Accounting Principles

Total debt to total capital ratio is calculated by dividing total debt by total debt plus stockholders’ equity. Management believes that total debt to total capital ratio is useful to investors because it is helpful in determining a company’s leverage. Management also believes that since it has the ability to and may elect to use a portion of cash and cash equivalents to retire debt or incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating net debt to total capital (Non-GAAP).

Burlington Resources Inc.
Return on Capital Employed Annualized (ROCE)
Reconciliation of GAAP to Non-GAAP Measure
($ in Millions)

Net Income (For the Quarter Ended 3/31/05)	$1,883
Add: Interest Expense After Tax	179

Earnings Before Interest Expense (After Tax)	$2,062

	March 31,	December 31,
	2005	2004	Average
Total Debt (GAAP)	$3,888	$3,889	$3,889
Less: Cash and Cash Equivalents	2,227	2,179	2,203

Net Debt (Non-GAAP)	1,661	1,710	1,686

Stockholders’ Equity	7,169	7,011	7,090

Total Capital net of Cash and Cash Equivalents	8,830	8,721	8,776
Plus: Cash and Cash Equivalents	2,227	2,179	2,203

Total Capital (GAAP)	$11,057	$10,900	$10,979

ROCE (GAAP)-3/31/05			18.8%
Impact of Cash and Cash Equivalents			4.7%

ROCE (Non-GAAP)-3/31/05			23.5%

ROCE is defined as net income plus after-tax interest expense divided by average capital (total debt plus stockholders’ equity). Above is a reconciliation of ROCE calculated using net debt (total debt less cash and cash equivalents) in the average capital calculation (considered Non-GAAP) compared to ROCE calculated using total debt in average capital calculation.

(Note: interest expense is taxed based on the company’s effective tax rate.)

Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that since it has the ability to and may elect to use a portion of the cash and cash equivalents to retire debt, the debt balance has been reduced for cash and cash equivalents. Management also believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity which measures the return on only the shareholders’ equity component of total capital employed.

BURLINGTON RESOURCES INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	First Quarter
	2005	2004
	(In Millions, Except
	per Share Amounts)

Revenues	$1,576	$1,308

Costs and Other Income – Net Taxes Other than Income Taxes	74	59
Transportation Expense	117	110
Operating Costs	154	131
Depreciation, Depletion and Amortization	328	277
Exploration Costs	51	60
Administrative	51	48
Interest Expense	70	71
(Gain)/Loss on Disposal of Assets	(1)	8
Other Income — Net	(7)	(3)

Total Costs and Other Income — Net	837	761

Income Before Income Taxes	739	547
Income Tax Expense	268	193

Net Income	$471	$354

Basic Earnings per Common Share	$1.22	$0.90

Diluted Earnings per Common Share	$1.21	$0.89

This statement should be read in conjunction with the attached press release.

BURLINGTON RESOURCES INC.
SALES VOLUMES AND PRICES

	First Quarter		Year Ended
	2005	2004	2004	2003	2002
Sales Volumes
Gas (MMCF/Day)
U.S.	906	880	908	865	949
Canada	809	846	819	867	802
International	181	227	187	167	165
Worldwide	1,896	1,953	1,914	1,899	1,916
NGLs (MBBLS/Day)
U.S.	43.5	40.8	41.7	37.4	32.7
Canada	24.9	26.1	23.6	27.4	27.4
Worldwide	68.4	66.9	65.3	64.8	60.1
Oil (MBBLS/Day)
U.S.	43.8	32.1	37.2	29.3	35.4
Canada	5.8	5.8	5.5	5.1	7.8
International	40.3	44.5	42.5	12.1	5.9
Worldwide	89.9	82.4	85.2	46.5	49.1
Total Equivalent (MMCFE/D)	2,846	2,849	2,817	2,567	2,571

Average Realized Prices
Gas ($/MCF)
U.S.	$5.74	$5.52	$5.54	$4.87	$3.39
Canada	6.21	5.53	5.85	5.12	3.17
International	5.26	3.69	3.64	3.07	2.27
Combined including hedging	5.90	5.31	5.49	4.83	3.20
Hedging loss (gain)	(0.07)	(0.01)	0.01	0.09	(0.16)
Combined before hedging	$5.83	$5.30	$5.50	$4.92	$3.04
NGLs ($/BBL)
U.S.	$23.68	$19.98	$22.87	$18.42	$13.23
Canada	36.39	25.36	29.79	23.08	15.92
Combined	$28.40	$22.08	$25.38	$20.40	$14.46
Oil ($/BBL)
U.S.	$46.72	$31.70	$36.31	$28.08	$23.16
Canada	44.75	32.78	37.70	31.11	28.32
International	49.39	27.62	35.94	23.49	24.30
Combined including hedging	47.57	29.57	36.25	27.22	24.11
Hedging loss (gain)	0.21	0.32	0.99	0.09	(0.18)
Combined before hedging	$47.78	$29.89	$37.24	$27.31	$23.93